EXHIBIT 99.2

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Agreement to Acquire Summit Financial Services

Accretive Acquisition Continues Expansion of Broker-Dealer Business

Acquisition Adds 305 Financial Advisors in 230 Offices Throughout the United States

New York, New York, November 18, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that on November 16, 2013, RCAP and a newly formed wholly-owned subsidiary of RCAP entered into an agreement and plan of merger (the “Merger Agreement”) with Summit Financial Services Group, Inc. (“Summit”) (OTC Bulletin Board:SFNS) by which RCAP will acquire Summit for $49.0 million, or approximately $1.43 per share (as more fully defined in the merger agreement). Following the merger, Summit and its subsidiaries, including its SEC-registered broker-dealer and FINRA-member subsidiary Summit Brokerage Services, Inc., will continue to operate under current management and the “Summit” brand.

Through its 305 financial advisors in 230 offices located throughout the United States, Summit provides a broad range of securities brokerage and investment services to primarily individual investors, sells insurance products, including variable and fixed annuities and life insurance, and provides, through its SEC-registered investment advisor subsidiary, asset management and investment advisory services.

Following the merger, Summit will constitute a new stand-alone line of business that is expected to complement RCAP’s other lines of business, including an existing wholesale broker-dealer, investment banking and capital markets services, transaction management and transfer agency businesses.

William M. Kahane, Chief Executive Officer of RCAP, commented, “Summit Financial is a top-tier independent broker-dealer with over $7.5 billion of assets under management. We are thrilled to have Summit join RCAP’s expanding roster of financial services firms. Summit’s dedication to top quality customer service complements RCAP’s platform of high quality investment solutions and broad distribution network. The Summit transaction demonstrates our continuing success in identifying attractive acquisition opportunities in the independent broker-dealer community to provide enhanced value and stability for our equity holders.”

Marshall T. Leeds, Chairman of the Board of Directors, CEO and President of Summit, commented, “We are excited about joining RCAP’s family of independent broker-dealers and contributing to the growth of the industry’s premier independent broker-dealer platform. Furthermore, we believe that RCAP’s commitment to maintain the separate identity and culture of its broker-dealers, while at the same time allowing them to leverage the resources of what we believe to be one of the industry’s fastest growing and most innovative firms, will result in the realization of our shared vision of providing even greater opportunities for Summit advisors. As always, I would like to thank our financial advisors, their staffs, and our home office associates for their hard work and dedication.”

The transaction is subject to the approval of Summit’s stockholders, as well as certain regulatory approvals and filings and other customary closing conditions. The transaction is expected to close in the first quarter of 2014 and is subject to certain regulatory approvals and filings and other customary closing conditions.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in Realty Capital Securities, LLC, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About Summit

Summit is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. ("Summit Brokerage"), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain requisite approvals for the acquisition, including, among other things, regulatory approval of certain changes in control of the Summit’s FINRA-regulated broker-dealer businesses; market volatility; unexpected costs or unexpected liabilities that may arise from the acquisition, whether or not consummated; the inability to retain key personnel; the deterioration of market conditions; and future regulatory or legislative actions that could adversely affect the parties to the transaction. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO	Steven C. Jacobs, CFO
DDCworks	RCS Capital Corporation	Summit Financial Services Group, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com	sjacobs@summitbrokerage.com
Ph: 484-342-3600	Ph: 866-904-2988	Ph: 561-338-2800